Exhibit (m).1

JOHN HANCOCK FUNDAMENTAL LARGE CAP CORE FUND

a series of John Hancock Investment Trust

CLASS A SHARES

Amended and Restated

Distribution Plan

June 30, 2020

Article I. This Plan

This Amended and Restated Distribution Plan (the “Plan”) sets forth the terms and conditions on which John Hancock Investment Trust (the “Trust”), on behalf of John Hancock Fundamental Large Cap Core Fund (the “Fund”), will, after the effective date hereof, pay certain amounts to John Hancock Investment Management Distributors LLC (“JHIMD”) in connection with the provision by JHIMD of certain services to the Fund and its Class A shareholders, as set forth herein. Certain of such payments by the Trust may, under Rule 12b-1 of the Securities and Exchange Commission, as from time to time amended (the “Rule”), under the Investment Company Act of 1940, as amended (the “Act”), be deemed to constitute the financing of distribution by the Fund of its shares. This Plan describes all material aspects of such financing as contemplated by the Rule and shall be administered and interpreted, and implemented and continued, in a manner consistent with the Rule. The Trust, on behalf of the Fund, and JHIMD have entered into an Amended and Restated Distribution Agreement of even date herewith, as amended from time to time (the “Agreement”), the terms of which, as heretofore and from time to time continued, are incorporated herein by reference.

Article II. Distribution and Service Expenses

The Trust, on behalf of the Fund, shall pay to JHIMD a fee in the amount specified in Article III hereof. Such fee may be spent by JHIMD on any activities or expenses primarily intended to result in the sale of Class A shares of the Fund, including, but not limited to the payment of Distribution Expenses (as defined below) and Service Expenses (as defined below). Distribution Expenses include, but are not limited to, (a) initial and ongoing sales compensation payable out of such fee as it is received by JHIMD or other broker- dealers (“Selling Brokers”) that have entered into an agreement with JHIMD for the sale of Class A shares of the Fund, (b) direct out-of-pocket expenses incurred in connection with the distribution of Class A shares of the Fund, including expenses related to printing of prospectuses and reports to other than existing Class A shareholders of the Fund, and preparation, printing and distribution of sales literature and advertising materials, (c) an allocation of overhead and other branch office expenses of JHIMD related to the distribution of Class A shares of the Fund, (d) distribution expenses incurred by Transamerica Fund Distributors, Inc. in connection with the Class A shares of the Fund, and (e) distribution expenses incurred in connection with the distribution of a corresponding class of any open-end, registered investment company which sells all or substantially all of its assets to the Fund or which merges or otherwise combines with the Fund.

Service Expenses include payments made to, or on account of, account executives of selected broker-dealers (including affiliates of JHIMD) and others who furnish personal and shareholder account maintenance services to Class A shareholders of the Fund.

Article III. Maximum Expenditures

The expenditures to be made by the Trust, on behalf of the Fund, pursuant to this Plan, and the basis upon which such expenditures will be made, shall be determined by the Fund, and in no event shall such expenditures exceed an annual rate of 0.25% of the average daily net asset value of the Class A shares of the Fund (determined in accordance with the Fund’s prospectus as from time to time in effect) to cover Distribution Expenses and Service Expenses, provided that the portion of such fee used to cover Service Expenses may only constitute up to an annual rate of 0.25% of the average daily net asset value of the Class A shares of the Fund payable annually pursuant to the Plan. Such expenditures shall be calculated and accrued daily and paid monthly or at such other intervals as the Trustees shall determine. In the event JHIMD is not fully reimbursed for payments made or other expenses incurred by it under this Plan, such expenses will not be carried beyond one year from the date such expenses were incurred. Any fees paid to JHIMD under this Plan during any fiscal year of the Fund and not expended or allocated by JHIMD for actual or budgeted Distribution Expenses and Service Expenses during such fiscal year will be promptly returned to the Fund.

Article IV. Expenses Borne by the Fund

Notwithstanding any other provision of this Plan, the Fund and its investment adviser, John Hancock Investment Management LLC (the “Adviser”), shall bear the respective expenses to be borne by them under the Amended and Restated Investment Management Contract dated June 30, 2020, as from time to time continued and amended (the “Management Contract”), and under the Fund’s current prospectus as it is from time to time in effect. Except as otherwise contemplated by this Plan, the Trust and the Fund shall not, directly or indirectly, engage in financing any activity which is primarily intended to or should reasonably result in the sale of shares of the Fund.

Article V. Approval by Trustees

This Plan shall not take effect until it has been approved, together with any related agreements, by votes, cast in person at a meeting called for the purpose of voting on this Plan or such agreements, of a majority (or whatever greater percentage may, from time to time, be required by Section 12(b) of the Act or the rules and regulations thereunder) of (a) all of the Trustees of the Trust and (b) those Trustees of the Trust who are not “interested persons” of the Fund, as such term may be from time to time defined under the Act, and have no direct or indirect financial interest in the operation of this Plan or any agreements related to it (the “Independent Trustees”).

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Article VI. Continuance

This Plan and any related agreements shall continue in effect for so long as such continuance is specifically approved at least annually in advance in the manner provided for the approval of this Plan in Article V.

Article VII. Information

JHIMD shall furnish the Fund and its Trustees quarterly, or at such other intervals as the Fund shall specify, a written report of amounts expended or incurred for Distribution Expenses and Service Expenses pursuant to this Plan and the purposes for which such expenditures were made and such other information as the Trustees may request.

Article VIII. Termination

This Plan may be terminated (a) at any time by vote of a majority of the Trustees, a majority of the Independent Trustees, or a majority of the Fund’s outstanding voting Class A shares, or by JHIMD on 60 days’ notice in writing to the Fund.

Article IX. Agreements

Each agreement with any person relating to implementation of this Plan shall be in writing, and each agreement related to this Plan shall provide:

(a)	That, with respect to the Fund, such agreement may be terminated at any time, without payment of any penalty, by vote of a majority of the Independent Trustees or by vote of a majority of the Fund’s then outstanding voting Class A shares.

(b)	That such agreement shall terminate automatically in the event of its assignment.

Article X. Amendments

This Plan may not be amended to increase the maximum amount of the fees payable by the Fund hereunder without the approval of a majority of the outstanding voting Class A shares of the Fund. No material amendment to the Plan shall, in any event, be effective unless it is approved in the same manner as is provided for approval of this Plan in Article V.

Article XI. Limitation of Liability

The obligations of the Trust and the Fund are not personally binding upon, nor shall resort be had to the private property of, any of the Trustees, shareholders, officers, employees or agents of the Trust or the Fund, but only the Fund’s property shall be bound. The Fund shall not be liable for the obligations of any other series of the Trust.

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Article XII. Execution

This Agreement and any amendments hereto and any notices or other communications hereunder that are required to be in writing may be in electronic form (including without limitation by facsimile and, in the case of notices and other communications, email) and may be executed by means of electronic signatures.

(THE REMAINDER OF THIS SPACE HAS BEEN INTENTIONALLY LEFT BLANK)

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IN WITNESS WHEREOF, the Trust, on behalf of the Fund, has executed this Distribution Plan effective as of the 30th day of June, 2020.

JOHN HANCOCK INVESTMENT TRUST
on behalf of John Hancock Fundamental Large Cap Core Fund
By:	/s/ Andrew G. Arnott
Andrew G. Arnott
President

JOHN HANCOCK INVESTMENT MANAGEMENT DISTRIBUTORS LLC
By:	/s/ Jeffrey H. Long
Jeffrey H. Long
Chief Financial Officer

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